EliteSoft Asia Sdn Bhd

	Full company Statement of Operations		Statement of Operations for NZ Financial Contract Only*
	For the Three Months Jan 2015 - March 2015	For the Five Months Ended May 31, 2015	For the Three Months Jan 2015 - March 2015	For the Five Months Ended May 31, 2015		For the Two Months April 2015 & May 2015
Revenue
Sales - Trading	$49,207	$82,011.05	$-	$-	$
Sales - Contract	10,285	17,141.84	6,000	10,000		4,000
Total Revenue	59,492	99,152.89	6,000	10,000		4,000

Less : Direct Costs
Multimedia content fees	-	-	-	-
Server and website maintenance	-	-	-	-
Software and program	-	-	-	-
	-	-	-	-

Gross Profit	59,492	99,152.89	6,000	10,000.00		4,000.00

Add : Other Income
Interest received	100	100.00	-	-
	100	100.00	-	-

	59,592	99,252.89	6,000	10,000.00		4,000.00

Less:
Selling And Distribution Costs
Travelling and accommodation	711	1,185.53	124	207.47		83.03

Administrative Expenses
Accounting fees	632	1,052.63	111	184.21		73.68
Bank charges	50	84.21	9	14.74		5.94
Electricity and water	123	206.05	22	36.06		14.46
EPF contributions	1,766	2,942.63	309	514.96		205.99
Postages and courier charges	2,583	4,304.74	452	753.33		301.32
Printing and stationeries	1,328	2,214.21	232	387.49		155.01
Rental of premises	4,104	6,840.79	718	1,197.14		478.86
Salaries, wages and allowances	27,663	46,104.74	4,841	8,068.33		3,227.32
Socso contributions	193	322.11	34	56.37		22.57
Telephone charges	215	358.42	38	62.72		25.10
Total Admin expenses	38,658	64,430.53	6,765	11,275.34		4,510.26

Other Operating Expenses
Professional fees	642	1,070.53	112	187.34		74.93

Total Operating Expenses	40,011	66,686.58	7,001.93	11,670.15		4,668.22

Net Income / (Loss) for the year	$19,580.53	$32,566.32	$(1,001.93)	$(1,670.15)		$(668.22)

*NOTE: Financials are derived using the following inputs. Revenue of $2,000 a month for five months from January 2015 though May 31, 2015. Per client the service contract was responsible for 15% to 20% of expenses. Taking the average, 17.5% of all expenses (except interest income) have been allocated to the $10,000 and $4,000 of revenue.

1

	EliteSoft Global Inc. PRO FORMA Statements of Operations
	For the Three Months Ended June 30, 2015	For the Six Months Ended June 30, 2015

Revenue	$6,000	$12,000

Operating expenses:
General & administrative	7,117	14,119
Total operating expenses	(7,117)	(14,119)

Net Loss	$(1,117.00)	$(2,119.00)

2